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                                                                    EXHIBIT 10.2


FOR IMMEDIATE RELEASE
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                          LANDRY'S SEAFOOD TO ACQUIRE

                       CONSOLIDATED RESTAURANT COMPANIES

     HOUSTON (March 2, 1999) - Landry's Seafood Restaurants, Inc. (Nasdaq: LDRY) today announced it has signed a definitive agreement to acquire all of the common stock of Consolidated Restaurant Companies, Inc. (CRC), a Dallas-based privately held company. CRC owns or franchises more than 150 casual-dining facilities in 21 states and Canada. The combined company will have 291 restaurants in 30 states and $550 million in pro-forma sales.

     The merger will create one of the nation's leading multi-unit restaurant chains, bringing under one roof such well-known casual and full-service dining concepts as Joe's Crab Shack, Landry's Seafood, The Crab House, El Chico, Good Eats, Cantina Laredo, Cool River and Spaghetti Warehouse.

     According to the terms of the merger agreement, Landry's will issue approximately $84 million in a combination of additional shares of common stock and a new Series A Contingent Dividend Preferred Stock, and will assume approximately $80 million of CRC's net debt.

     Tilman J. Fertitta, chairman of the board of Landry's Seafood, said, "This transaction significantly broadens our portfolio of restaurant concepts and diversifies our revenue stream. We will expand from our seafood concept base to encompass the Italian, Mexican and American Grill platforms. Landry's will be a larger company with a stronger and more stable cash flow. Most importantly, the transaction will enhance our position as a national powerhouse, well-positioned to compete with the larger national chains in the full-service and casual dining-segments of the restaurant business."

     E. Gene Street, president and chief executive officer of CRC and founder of the Black-eyed Pea restaurants and other successful casual-dining restaurant concepts, will become chief executive officer of the combined company. In January 1999, Mr. Street won the prestigious Multi-Concept Operator of the Year Award from Restaurant Business magazine. Wallace A. Jones, president and chief executive officer of El Chico/Spaghetti Warehouse, will become president and chief operating officer of the combined company. Mr. Fertitta will remain chairman of the board of directors.
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     "We have put in place a plan to regain revenue growth and to improve margins here at Landry's. I am convinced that Gene and his team are the right individuals to help us build on this plan and to continue to grow this company," Mr. Fertitta concluded.

     Concurrent with the transaction, Mr. Fertitta will purchase from the combined company certain non-core assets located in primarily in Kemah and Galveston County, Texas.

     The boards of directors of both companies have unanimously approved the agreement. The transaction is subject to customary regulatory approval. The parties expect the transaction to close by the end of the first quarter of 1999.

     After the merger, three representatives of CRC, Mr. John R.W. Cracken, Mr. John D. Harkey, Jr., and Mr. Street, will be appointed to the Landry's board, and the two current independent directors will remain. Four additional independent directors will be selected to sit on the Landry's board. At that time, the Landry's board will consist of ten directors: six independent, three representatives of CRC, and Mr. Fertitta as chairman.


     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of Landry's, and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, risks associated with the absence of a combined operating history, Landry's acquisition strategy, the integration of acquisitions, the availability of additional capital, variations in stock prices and interest rates, competition and fluctuations in quarterly operating results and other risks and uncertainties described in Landry's filings with the Securities and Exchange Commission. Landry's expressly disclaims any intent or obligation to update these forward-looking statements.

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Contact:
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Tilman J. Fertitta
President & CEO
Landry's Seafood
713-850-1010